Filed Pursuant to Rule 433

Registration No. 333-261901-14

* Full Pricing* $1.4bn+ Santander Drive Auto Receivables Trust (SDART 2024-1)

Joint Leads: Citi (str.), Deutsche Bank, and Santander US Capital Markets

DE&I Co-Managers: CastleOak Securities, Ramirez

Anticipated Capital Structure:

CL	AMT(MM)	WAL*	M/F	P.WIN	E.MTY	L.MTY	BENCH	SPREAD(BP)	YLD(%)	CPN(%)	PX

A-1	122.32	0.11	P-1/F1+	1-2	03/2024	01/2025	I-Curv	<<NOT OFFERED>>
A-2	567.00	0.69	Aaa/AAA	2-17	06/2025	02/2027	I-Curv	+72	5.783	5.71	99.99705
A-3	253.12	1.79	Aaa/AAA	17-27	04/2026	04/2028	I-Curv	+90	5.311	5.25	99.99469
B	174.65	2.55	Aaa/AA	27-35	12/2026	12/2028	I-Curv	+110	5.288	5.23	99.99850
C	129.57	3.18	Aa2/A	35-42	07/2027	03/2030	I-Curv	+145	5.516	5.45	99.98944
D	210.06	3.92	Baa3/--	42-49	02/2028	05/2031	I-Curv	<<NOT OFFERED>>

*Assumes a 1.50% ABS prepayment assumption to a 10% call

-Deal Summary-

Settle : January 18th, 2024

Offering Format : SEC (A2-C)

First Pay Date : February 15th, 2024

ERISA : A2-D: Yes

Exp. Ratings : Moody’s / Fitch (Class D Moody’s only)

Min Denoms : $1K x $1K (Class A1-D)

BBG Ticker : SDART 2024-1

B&D : Citi

Delivery : DTC, Clearstream

-Available Information-

*	Preliminary Prospectus, FWP and CDI File (attached)
*	Intex Deal Name: xsdar2401 Password: 296B
*	Deal Roadshow Link: https://dealroadshow.com/e/SDART20241 Passcode: SDART20241

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.